Exhibit 99.1

EV Energy Partners Announces Amendment to Senior Secured Credit Facility and Borrowing Base Increase to $625 Million

HOUSTON, TX, October 8, 2015 /PRNewswire/ — EV Energy Partners, L.P. (NASDAQ: EVEP) announced that it has entered into an amendment to its senior secured credit facility that, among other things, increases the borrowing base from $500 million to $625 million. Additionally, EVEP’s debt to EBITDAX ratio covenants were amended as follows:

•	Senior Secured Funded Debt to EBITDAX ≤ 3.00x through the quarter ending December 31, 2016
•	Total Debt to EBITDAX ≤ 5.50x for the quarters ending March 31 and June 30, 2017
•	Total Debt to EBITDAX ≤ 5.25x for the quarters ending September 30 and December 31, 2017
•	Total Debt to EBITDAX ≤ 4.25x for the quarter ending March 31, 2018 and thereafter

The next scheduled borrowing base redetermination is April 2016.

"Given the volatility in commodity markets and the uncertainty over its duration, securing access to capital and maintaining sufficient liquidity are among EVEP’s top priorities and we appreciate the continued support of our bank group in this process. With this increased borrowing base we currently have over $425 million of available liquidity in undrawn borrowing base and cash," stated Michael Mercer, President and Chief Executive Officer.

About EV Energy Partners, L.P.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the Internet at http://www.evenergypartners.com.

(code #: EVEP/G)

Forward Looking Statements

This press release may include statements that are not historical facts which are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include information about, future plans, our reserve quantities and the present value of our reserves, estimates of maintenance capital and other statements which include words such as "anticipates," "plans," "projects," "expects," "intends," "believes," "should," and similar expressions of forward-looking information. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of EV Energy Partners, L.P. Actual results may differ materially from those contained in the press release. Such risks and uncertainties include, but are not limited to, changes in commodity prices, changes in reserve estimates, requirements and actions of purchasers of properties, exploration and development activities, the availability and cost of financing, the returns on our capital investments and acquisition strategies, the availability of sufficient cash flow to pay distributions and execute our business plan and general economic conditions. Additional information on risks and uncertainties that could affect our business prospects and performance are provided in the most recent reports of EV Energy Partners with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P., Houston

Nicholas Bobrowski

713-651-1144

http://www.evenergypartners.com